UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2017
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 28, 2017, Expeditors International of Washington, Inc. (the "Company") will appoint Richard H. Rostan as President, Global Geographies and operations. Mr. Rostan, age 59, joined the Company in 1985, and was promoted to District Manager in 1987, Regional Vice President in 1995, and Senior Vice President in 2012. Mr. Rostan was elected Executive Vice President, Americas in 2015.

In connection with Mr. Rostan’s promotion, the Company has entered into an Employment Agreement with Mr. Rostan effective February 28, 2017, on terms substantially identical with the other executive officers of the Company, which are described in the Company’s last proxy statement. Mr. Rostan will have a base salary of $100,000 and is eligible to participate in the Company’s equity incentive plans and the Executive Incentive Compensation Plan. The employment agreement contains a non-compete provision and for payments upon termination following a change of control under certain circumstances.

Amanda Sabor, Mr. Rostan’s daughter, and Kurt Sabor, Mr. Rostan’s, son-in-law, both work in the Company’s Chicago branch. Ms. Sabor is the Customer Retention and Development Manager and earned total compensation of approximately $183,000 in 2016, including a stock option grant with fair market value of approximately $14,000. Mr. Sabor is the Transcon Manager and earned total compensation of approximately $198,000 in 2016.

Mr. Rostan will replace Philip M. Coughlin, who will relinquish his current role to serve in the newly created role of Senior Vice President and Chief Strategy Officer as of February 28, 2017.

Item 7.01    Regulation FD Disclosure.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release, dated January 19, 2017 issued by Expeditors International of Washington, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

January 19, 2017	/S/ BENJAMIN G. CLARK
Benjamin G. Clark, Senior Vice President, General Counsel and Corporate Secretary.